Exhibit 2.10

                             KATANGA MINING LIMITED

               UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

                             KATANGA MINING LIMITED


               UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008









TABLE OF CONTENTS                                                    PAGE


Consolidated Statements of Operations and Comprehensive Loss             3

Consolidated Balance Sheets                                              4

Consolidated Statements of Changes in Shareholders' Equity               5

Consolidated Statements of Cash Flows                                    6

Notes to Consolidated Financial Statements                             7-26

KATANGA MINING LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

                                                                                            Three Months Ended  Three Months Ended
                                                                                              March 31, 2009       March 31, 2008
                                                                                      Note          $                    $
------------------------------------------------------------------------------------------------------------------------------------
Sales revenue                                                                          15              47,058                90,156
Cost of sales                                                                          15             (57,917)             (104,236)
Royalties and transportation costs                                                                    (18,827)                 (716)
Depreciation and amortization                                                                          (8,882)                    -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (38,568)              (14,796)

Other income (expenses)
General and administrative                                                                             (4,373)              (10,738)
Debenture interest                                                                                     (3,704)               (4,721)
Interest income                                                                                           157                 7,059
Other expenses                                                                         16              (6,503)               (9,108)
------------------------------------------------------------------------------------------------------------------------------------
Loss for the period before income taxes                                                               (52,991)              (32,304)
(Provision for) Recovery of income taxes                                               19                (227)               14,908
------------------------------------------------------------------------------------------------------------------------------------
Net loss and comprehensive loss for the period                                                        (53,218)              (17,396)

Basic and diluted loss per common share                                                     $           (0.26) $              (0.10)
Weighted average number of common shares outstanding                                              206,320,802           179,123,001

KATANGA MINING LIMITED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

As at March 31, 2009 and 2008
--------------------------------------------------------------------------------

                                                                                                    As at               As at
                                                                                                March 31, 2009    December 31, 2008
                                                                                    Note              $                   $
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current
Cash, cash equivalents and restricted cash                                           5                     34,787            42,449
Accounts receivable                                                                                        10,272                 -
Inventories                                                                          6                     61,650            57,180
Prepaid expenses and other current assets                                                                  28,555            23,800
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          135,264           123,429
Non-current
Property, plant and equipment                                                        7                  1,362,259         1,342,924
Other non-current assets                                                                                    2,319             4,852
Future income tax assets                                                             19                    24,759            59,151
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        1,524,601         1,530,356
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Current
Accounts payable and accrued liabilities                                             8                    156,265           176,497
Unearned revenue                                                                                           11,555            14,041
Non-hedged derivative financial instruments                                          11                         -                48
Restricted stock units                                                               14                        61                66
Accrued acquisition costs                                                                                   1,745             2,232
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          169,626           192,884
Non-current
Convertible debt                                                                     10                   263,536           163,848
Debenture payable                                                                    9                     92,710            94,520
Asset retirement obligations                                                         13                     4,776             4,674
Future income tax liabilities                                                        19                   187,706           222,070
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          718,354           677,996
------------------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock                                                                        12                    20,644            20,644
Warrants                                                                             12                     5,809             5,809
Contributed surplus                                                                  12                 2,176,827         2,174,787
Equity component of convertible debt                                                 10                     7,781             2,716
Deficit                                                                                                (1,404,814)       (1,351,596)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          806,247           852,360
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        1,524,601         1,530,356
------------------------------------------------------------------------------------------------------------------------------------

Description of business and going concern uncertainty -
Note 1 Commitments - Note 18

KATANGA MINING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and for the year ended December 31, 2008
--------------------------------------------------------------------------------

                                                                                                               Equity
                                                                                                              component
                                                                                                                  of
                                                                                                              convertible
                                                                    Number of   Capital           Contributed    debt      Deficit
                                                                      shares      stock  Warrants   surplus       $           $
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 2008                                            78,887,743    7,901    5,809   150,424        2,716   (52,703)
Options vested during the year                                                 -        -        -    13,731            -         -
Performance awards vested during the year                                      -        -        -    13,335            -         -
Performance awards exercised during the year                             215,362       21        -       (21)           -         -
Shares issued on acquisition of Nikanor PLC                          127,217,697   12,722        - 1,997,318            -         -
Loss for the year                                                              -        -        -         -            -(1,298,893)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2008                                         206,320,802   20,644    5,809 2,174,787        2,716(1,351,596)
Options vested during the period                                               -        -        -     2,013            -         -
Performance awards vested during the period                                    -        -        -        27            -         -
Equity component of refinanced convertible debt                                -        -        -         -        5,065         -
Loss of the period                                                             -        -        -         -            -   (53,218)
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 2009                                            206,320,802   20,644    5,809 2,176,827        7,781(1,404,814)
------------------------------------------------------------------------------------------------------------------------------------

KATANGA MINING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

                                                                                             Three Months Ended Three Months Ended
                                                                                               March 31, 2009      March 31, 2008
                                                                                    Note             $                   $
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net loss for the period                                                                                (53,218)             (17,396)
Adjusted for:
Depreciation and amortization                                                                            8,882                    -
Non-cash fair value increase in direct operating costs                                                       -               65,696
Stock-based compensation                                                                                 1,168                1,166
Debenture interest                                                                                      (3,538)              (4,045)
Unrealized foreign exchange (gain) loss                                                                 (3,730)               4,665
Asset retirement obligation accretion                                                                      102                   30
Net derivative (gain) loss                                                                                 (48)               4,373
Future income taxes                                                                                        227              (15,145)
Changes in non-cash working capital:
Increase in accounts receivable                                                                        (23,548)             (22,546)
Increase in prepaid expenses and other current assets                                                   (4,755)             (14,626)
Increase in inventories                                                                                 (4,470)              (1,556)
Increase in accounts payable, accrued liabilities and unearned revenue                                  11,591               10,269
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (71,337)              10,885
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
Additions to property, plant and equipment                                                             (36,574)             (93,037)
Cash acquired on acquisition of Nikanor PLC, net of acquisition costs                                        -              455,357
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (36,574)             362,320
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
Proceeds from convertible debt                                                                         100,000                    -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       100,000                    -
------------------------------------------------------------------------------------------------------------------------------------

(Decrease) increase in cash and cash equivalents                                                        (7,911)             373,205

Cash and cash equivalents, beginning of period                                                          42,449              100,714
Effect of exchange rate changes on cash held in foreign currencies                                         249              (10,484)
------------------------------------------------------------------------------------------------------------------------------------
Cash, cash equivalents and restricted cash, end of period                                               34,787              463,435
------------------------------------------------------------------------------------------------------------------------------------

Supplementary cash flow information
Interest paid                                                                                            7,242                8,766
Income taxes paid                                                                                          690                  237
------------------------------------------------------------------------------------------------------------------------------------

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

1.       DESCRIPTION OF BUSINESS AND GOING CONCERN UNCERTAINTY

         Katanga Mining Limited ("Katanga" or the "Company") is incorporated under the laws of Bermuda.

         Katanga, through Kamoto Copper Company SARL ("KCC") and DRC Copper and Cobalt Project SARL ("DCP"), is engaged in copper and cobalt mining and related activities. KCC and DCP operate on adjacent properties in the Democratic Republic of Congo ("DRC") and are working to create a major single-site copper and cobalt operation.

         KCC and DCP are engaged in the exploration, refurbishment and rehabilitation of the Kamoto/Dima mining complex (the "Kamoto Project") and the KOV copper and cobalt mine respectively, in the DRC.

         The Kamoto Project includes exploration and mining properties, the Kamoto concentrator, the Luilu metallurgical plant, the Kamoto underground mine and two oxide open pit resources in the Kolwezi district of the DRC.

         DCP's assets include mining properties, a concentrator and various oxide open pit resources, the largest of which is the KOV pit. The KOV pit is not yet in commercial production.

         The consolidated financial statements have been prepared using Canadian generally accepted accounting principles ("Canadian GAAP") applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they come due. For the three months ended March 31, 2009, the Company incurred a net loss of $53.2 million. As at March 31, 2009, the Company reported a deficit of $1,404.8 million and a working capital deficiency of $34.4 million.

         On January 12, 2009, the Company completed a $265.3 million loan facility which is $100.0 million of additional financing (see note 10) which, upon completion of the Rights Offering will become mandatorily convertible into equity.

         On April 28, 2009, the Company announced that it had entered into a Bridge Loan Agreement and a Transaction Agreement with Glencore Finance (Bermuda) Limited. These agreements provide for a non-convertible bridge loan facility of US$50 million repayable June 30, 2009 and a rights offering via prospectus by the Company to raise at least US$250 million. The Rights Offering includes a standby commitment by Glencore to subscribe for such number of common shares (`Shares') at the conclusion of the Rights Offering as is necessary to ensure that Katanga raises US$250 million (the `Standby Commitment') under the Rights Offering (see note 3). In the unlikely event that the Rights Offering is not consummated, the Company's ability to continue as a going concern will be in substantial doubt. There can be no assurances that the Company's activities will be successful or sufficient to allow the Company to as a going concern.

         If the going concern assumption were not appropriate for these consolidated financial statements, then adjustments to the carrying values of assets and liabilities, reported expenses and balance sheet classifications may be necessary. These adjustments could be material.

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

2.       BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of presentation

         The unaudited interim consolidated financial statements have been prepared by the Company in accordance with Canadian GAAP. The preparation of the financial statements is based upon accounting policies and practices consistent with those used in the preparation of the 2008 annual audited consolidated financial statements with the exception of the adoption of the new accounting policies described below. The accompanying unaudited interim consolidated financial statements should be read in conjunction with the Notes to the Company's 2008 annual audited consolidated financial statements, since they do not contain all disclosures required by Canadian GAAP for annual financial statements. These unaudited interim consolidated financial statements reflect all normal and recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the respective interim periods presented. The results of operations and cash flows for the current periods are not necessarily indicative of the results to be expected for the full year.

         Comparative figures

         Certain of the 2008 figures have been reclassified to conform with current period financial statement presentation.

         New accounting policies

         On January 1, 2009, the Company adopted the following new accounting standards that were issued by the Canadian Institute of Chartered Accountants, ("CICA").

         Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

         In January 2009, the CICA approved EIC 173 - Credit Risk and the Fair Value of Financial Assets and Financial Liabilities. This guidance clarified that an entity's own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities including derivative instruments. This guidance is applicable to fiscal period ending on or after January 12, 2009. The application of EIC 173 did not have any material impact on the consolidated financial statements.

         CICA 3064 Goodwill and Intangible Assets

         The CICA has issued Handbook Section 3064 Goodwill and Intangible assets which may affect the financial disclosures and results of the Company. This Section applies to annual and interim financial statements relating to fiscal years beginning on or after October 1, 2008 and the Company adopted the requirements in the quarter ending March 31, 2009. Section 3064 establishes revised standards for recognition, measurement, presentation and disclosure of goodwill and intangible assets. Concurrent with the introduction of this standard, the CICA withdrew EIC-27 Revenues and expenses during the pre-operating period. The application of Section 3064 Goodwill and Intangible assets did not have an effect on the consolidated financial statements.

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Mining Exploration Costs

         In March 2009, the CICA issued EIC-174, "Mining Exploration Costs." The EIC provides guidance on accounting for capitalization and impairment of exploration costs. This standard was effective for our fiscal year beginning January 1, 2009. The application of this EIC did not have an effect on our financial statements.

         To be adopted in fiscal 2010 and beyond

         International Financial Reporting Standards

         The CICA plans to transition Canadian GAAP for public companies to International Financial Reporting Standards ("IFRS"). The effective changeover date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The impact of the transition to IFRS on the Company's consolidated financial statements has not yet been determined.

         Business Combinations

         In October 2008, the CICA issued Handbook Section 1582, Business Combinations, which establishes new standards for accounting for business combinations. This is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Should the Company engage in a future business combination, it would consider early adoption to coincide with the adoption of IFRS.

         Non-controlling Interests

         Also in October 2008, the CICA issued Handbook Section 1602, Non-controlling Interests, to provide guidance on accounting for non-controlling interests subsequent to a business combination. This is effective for fiscal years beginning on or after January 2011.


3.       FINANCING AND CAPITAL DISCLOSURES

         New financing

         On April 28, 2009, the Company announced that it has entered into a Bridge Loan Agreement and a Transaction Agreement with Glencore Finance (Bermuda) Limited ("Glencore"). These agreements provide for a non-convertible bridge loan facility of US$50 million (the "Bridge Loan") repayable June 30, 2009 and a rights offering via prospectus by the Company to raise at least US$250 million (the "Rights Offering" and, together with the Bridge Loan, the "Transactions").

         The Bridge Loan will bear an aggregate interest rate of 8% per year, and is repayable in full on June 30, 2009.

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

3.       FINANCING AND CAPITAL DISCLOSURES (Continued)

         The Rights Offering includes a standby commitment by Glencore to subscribe for such number of common shares (`Shares') at the conclusion of the Rights Offering as is necessary to ensure that Katanga raises US$250 million (the `Standby Commitment') under the Rights Offering. Glencore has agreed that it will exchange its interest in the Convertible Debt Facility (see note 10) into Shares in accordance with the terms thereof prior to the record date of the Rights Offering. In addition, Glencore has agreed to as soon as practicable after the commencement of the Rights Offering, exercise the basic subscription privilege associated with its Rights in order to provide immediate liquidity to the Company. As consideration for providing the Standby Commitment, the parties have agreed that Glencore will be entitled to a fee at closing of the Rights Offering equal to 4% of the amount by which US$250 million exceeds the gross proceeds received by the Company from Glencore pursuant to Glencore's basic subscription privilege, payable by the issuance of Shares (the number of Shares to be calculated with a price per Share of US$0.2971).


4.       FINANCIAL RISK MANAGEMENT

         The Company's risk exposures and their impact on the Company's consolidated financial position are summarized below:

         Credit risk

         The Company's credit risk is primarily attributable to short-term deposits and trade receivables from copper, cobalt and concentrate sales. The Company has a concentration of credit risk with all sales primarily to two customers, which are closely monitored by management.

         The majority of the Company's cash and cash equivalents are on deposit with banks or money market participants with a Standard and Poors rating of A or greater in line with the Company's treasury policy. The Company does not own any asset-backed commercial paper.

         Market risk

         (a) Interest rate risk

         The Company has cash balances, fixed interest convertible debt and debenture notes.

         The interest rate on the convertible debt is a floating rate that is fixed on an annual basis. As at March 31, 2009, the floating rate has been fixed at 5.04%. The debenture notes have a fixed interest rate of 14.0%.

         (b) Foreign currency risk

         The Company's functional currency is the US dollar. Sales and the majority of major purchases are transacted in US dollars. The Company maintains the majority of its cash and cash equivalents in US dollars but it does hold balances in South African ZAR, GBP and Euros (for future expenditures which will be denominated in these currencies). It also maintains small balances in the local currency of the DRC, Congolese Francs. If the US dollar moved by plus or minus 1% at March 31, 2009, the unrealized foreign exchange gain or loss would move by approximately $987.

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

4.       FINANCIAL RISK MANAGEMENT (Continued)

         (b) Foreign currency risk (Continued)

         The debentures payable are denominated in CDN$ and as such the Company is exposed to unrealized foreign exchange gains or losses which will be realised upon maturity of the debentures on November 30, 2013. A plus / minus 1% movement in the exchange rate at March, 31 2008 would affect the consolidated statement of operations and comprehensive loss by approximately $995.

         (c) Commodity price risk

         The Company sells copper, cobalt and cobalt concentrate at prevailing market prices. Under certain revenue contracts, final pricing adjustments are made after delivery to customers. The Company is therefore exposed to changes in commodity prices of copper and cobalt both in respect of future sales and previous sales which remain open to final pricing.

         The Company has not used any commodity price derivatives in this or the prior period. There is currently no intention to hedge future copper and cobalt sales. This policy may change subject to financing arrangements.

         As at March 31, 2009, the Company had 7,750 tonnes of copper, 460 tonnes of cobalt and 1,690 tonnes of concentrate sales for which final commodity prices have yet to be determined. These were valued at the end of the period at an average commodity price of $2,883 per tonne for copper, $25,005 per tonne for cobalt and $2,207 per tonne for concentrate. A 1% plus or minus movement in the copper and cobalt price at March 31, 2009 would result in a $375 change to revenue and trade receivables.

         Liquidity risk

         On April 28, 2009, the Company announced that it has entered into a Bridge Loan Agreement and a Transaction Agreement with Glencore Finance (Bermuda) Limited. These agreements provide for a non-convertible bridge loan facility of US$50 million repayable June 30, 2009 and Rights Offering via prospectus by the Company to raise at least US$250 million (see note 3).

         Financial Instruments

         At March 31, 2009, and December 31, 2008, the Company's financial instruments consisted of cash and cash equivalents, other current assets, accounts payable and accrued liabilities, non-hedged derivative financial instruments, short-term and long-term debt. With respect to all of these financial instruments with the exception for long-term debt the Company estimates that the fair value of these financial instruments approximates the carrying values at March 31, 2009, and December 31, 2008, respectively. As at March 31, 2009, and December 31, 2008, the publically traded debentures are trading at a significant discount to their carrying value.


5.       CASH, CASH EQUIVALENTS AND RESTRICTED CASH

         The Company has entered into guarantees as required by certain capital asset procurement contracts. As at March 31, 2009, the Company has a restricted cash deposit of $3,000 (December 31, 2008 - $ 3,000) which is held with a chartered bank in respect of these guarantees and included with cash on the consolidated balance sheet and cash flow statements.

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

6.       INVENTORIES

                                                                                                 As at                 As at
                                                                                             March 31, 2009      December 31, 2008
                                                                                                    $                    $
         ---------------------------------------------------------------------------------------------------------------------------
         Ore in stockpiles                                                                                 6,045               6,460
         Work in progress                                                                                  6,216              13,189
         Finished product                                                                                 11,925               4,014
         ---------------------------------------------------------------------------------------------------------------------------
         Total product inventory                                                                          24,186              23,663
         Consumables                                                                                      37,464              33,517
         ---------------------------------------------------------------------------------------------------------------------------
                                                                                                          61,650              57,180
         ---------------------------------------------------------------------------------------------------------------------------

7.       PROPERTY, PLANT AND EQUIPMENT

                                                                                          Accumulated        As at        As at
                                                                                        amortization and    March 31,   December 31,
                                                                                        impairment write      2009         2008
                                                                              Cost            downs            $            $
         ---------------------------------------------------------------------------------------------------------------------------
         Mineral interests
         Capitalized development expenditures                                2,366,693           1,498,349     868,344       903,486
         Assets subject to amortization                                        394,903              14,796     380,107       322,353
         ---------------------------------------------------------------------------------------------------------------------------
         Total                                                               2,761,596           1,513,145   1,248,451     1,225,839
         ---------------------------------------------------------------------------------------------------------------------------

         Other property, plant and equipment
         Plant and equipment                                                    66,791               8,920      57,871        59,221
         Computer equipment                                                      7,065               1,414       5,651         5,498
         Computer software                                                         626                 263         363           388
         Furniture and fixtures                                                  3,546               1,372       2,174         2,399
         Land and buildings                                                      8,150                 204       7,946         7,829
         Tools                                                                   5,128               1,009       4,119         4,208
         Vehicles                                                               33,793               8,668      25,125        25,718
         Closure and restoration costs                                           5,116               2,116       3,000         3,097
         Leasehold improvements                                                  1,108                 259         849           877
         Assets in transit                                                       6,710                   -       6,710         7,850
         ---------------------------------------------------------------------------------------------------------------------------
         Total                                                                 138,033              24,225     113,808       117,085
         ---------------------------------------------------------------------------------------------------------------------------

         ---------------------------------------------------------------------------------------------------------------------------
         Total property, plant and equipment                                 2,899,629           1,537,370   1,362,259     1,342,924
         ---------------------------------------------------------------------------------------------------------------------------

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

8.       ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                                                  As at               As at
                                                                                              March 31, 2009     December 31, 2008
                                                                                                     $                   $
         ---------------------------------------------------------------------------------------------------------------------------
         Trade payables and accruals                                                                    102,013              120,724
         Change of control accrual (1)                                                                    9,200               10,374
         Other accruals (2)                                                                              45,052               45,052
         ---------------------------------------------------------------------------------------------------------------------------
         Total accounts payable and accrued liabilities                                                 156,265              176,497
         ---------------------------------------------------------------------------------------------------------------------------

          (1) During the year ended December 31, 2008, five Company Executives pursuant to employment and change of control agreements are entitled to termination payments upon their resignation. These costs will be settled in the next three to six months.

          (2) During the year ended December 31, 2008, the Company indicated its intention to defer expansion plans relating to the development of a SX/EW plant. As a December 31, 2008, the Company recorded an accrual for further amounts based on legal obligations incurred relating to work carried out on terminated contracts before and after December 31, 2008.

9.       DEBENTURES PAYABLE
         On November 20, 2006, the Company closed a debenture offering of 115,000 units ("Units") for an aggregate of CDN$115,000,000. Each Unit consists of a CDN$1,000 unsecured subordinated note ("Notes") and 40 common share purchase warrants ("Warrants"). Each Warrant entitles the holder to purchase one common share of the Company anytime within five years from the closing date at CDN$8.50 per share. The Units do not trade and were separated into Notes and Warrants immediately upon issuance which trade separately. The Notes bear interest at the rate of 14% per annum, payable semi-annually in arrears in equal installments on January 1 and July 1 of each year, with interest payable from the closing date to June 30, 2007 added to the principal and cash interest payments commencing January 1, 2008. The Company may redeem the Notes, in whole or in part, at any time after November 20, 2009.

         The Notes mature on November 20, 2013.

         The resulting 4,600,000 Warrants were fair valued using the Black-Scholes valuation model at CDN$7,728,000 ($6,736,405) using the following underlying assumptions: dividend yield 0%, expected volatility (based on pricing of Warrants at time of debenture issue) 30%, risk-free rate of return 4.26% and expected life of 5 years. The fair value of each Warrant issued was CDN$1.68.

         During the three months ended March 31, 2009, $7,242 of interest was paid on the debentures (three months ended March 31, 2008 - $8,766).

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

9.       DEBENTURES PAYABLE (Continued)

         The debentures payable balance is comprised of the following:

                                                                                                     As at             As at
                                                                                                 March 31, 2009   December 31, 2008
                                                                                                       $                  $
         ---------------------------------------------------------------------------------------------------------------------------
         Debenture payable, beginning of period                                                           94,520            118,012
         Changes during the period:
         Accretion                                                                                           380              1,541
         Foreign exchange translation gain (1)                                                            (2,190)           (25,033)
         ---------------------------------------------------------------------------------------------------------------------------
         Debentures payable, end of period                                                                92,710             94,520
         ---------------------------------------------------------------------------------------------------------------------------

          (1) The foreign exchange translation gain is unrealized and represents the revaluation of the CDN dollar denominated debentures to US dollars. These foreign exchange gains are included in other expenses and income, (see note 16). The foreign exchange translation amount will change in accordance with the relevant movement of the CDN dollar to the US dollar. The foreign exchange translation gain or loss is expected to be realized upon maturity of the debentures on November 20, 2013.

10.      CONVERTIBLE DEBT

         On January 12, 2009, the Company announced completion of a two year mandatorily convertible loan facility of $265.3 million, ("the Facility"). The Facility is split in two parts:

          o a new finance facility of $100 million underwritten by Glencore International AG ("Glencore"); and
          o an amendment and restatement of the existing $150 million loan facility provided by Glencore, which, with accrued interest amounts to $165.3 million.

         The Facility bears interest at LIBOR plus 3% payable upon maturity. During the two-year term, the Facility is convertible at the option of each lender into common shares of the Company either at any time while the loan is outstanding at US$0.2783 per common share (as it may be adjusted for dilutive equity issues and other matters) (the "Conversion Price"), being the 5 day volume weighted average price per common share immediately prior to this announcement converted into US dollars using the noon rate published by the Bank of Canada for December 23, 2009, or at any time within seven days of any equity issuance of more than US$25.0 million by the Company at the price per share of the equity issuance converted into US dollars.

         In addition, the Facility is convertible into Company common shares on a mandatory basis when US$250 million has been raised by the Company through equity and/or debt financing at the lower of the price equal to the initial conversion price (as adjusted) and the price per share of any equity issuance (of more than US$25 million) prior to such conversion and if more than one such equity issuance, at the weighted average price of such equity issuances, converted in each case into US dollars. An aggregate of up to approximately 953 million common shares are issuable upon conversion of the loan at the Conversion Price.

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

10.      CONVERTIBLE DEBT (Continued)

         The two year mandatorily convertible loan facility is a refinancing of the existing $150 million facility finalized on November 5, 2007 that was due to mature November 5, 2009.

         The convertible debt is comprised of the following:

                                                                                                    As at               As at
                                                                                                March 31, 2009    December 31, 2008
                                                                                                       $                  $
         ---------------------------------------------------------------------------------------------------------------------------
         Convertible debt, beginning of period                                                            163,848            149,518
         Additional drawdown                                                                              100,000                  -
         Equity component of additional drawdown (1)                                                       (5,065)
         Interest capitalized                                                                               3,978             12,973
         Accretion (2)                                                                                        775              1,357
         ---------------------------------------------------------------------------------------------------------------------------
         Convertible debt, end of period                                                                  263,536            163,848
         ---------------------------------------------------------------------------------------------------------------------------

          (1) The equity component of the additional drawdown on the refinanced facility has been valued by determining the carrying amount of the financial liability. This was done by discounting the stream of future payments of interest and principal at the prevailing market rate for a similar liability that does not have the associated equity component (LIBOR plus 5.5%). The carrying amount of the equity instrument was then determined by deducting the carrying amount of the financial liability from the amount of the compound instrument as a whole. On issuance of the additional drawdown, the estimated fair value of $5,065 attributed to the equity component was credited to shareholders' equity on the consolidated balance sheet.

          (2) The convertible debt is being accreted to its face value over the term of the loan with a corresponding interest charge. From the date of issuance to March 31, 2009, total accretion of $2,358 has been capitalized to mineral interests.


         Impact of new financing

         On April 28, 2009, the Company announced that it has entered into a Bridge Loan Agreement and a Transaction Agreement with Glencore Finance (Bermuda) Limited. These agreements provide for a non-convertible bridge loan facility of US$50 million repayable June 30, 2009 and a rights offering via prospectus by Katanga to raise at least US$250 million.

         Upon completion of the Rights offering the convertible debt will mandatorily be converted into equity.

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

11.      DERIVATIVE FINANCIAL INSTRUMENTS

         The fair values of all derivatives are separately recorded on the consolidated balance sheet. Derivatives embedded in other financial instruments or non-financial host contracts are treated as separate derivatives when their risks and characteristics are not closely related to their host contract and the host contract is not carried at fair value. No derivatives or embedded derivatives were designated as a hedge.

         The Company acquired foreign exchange derivatives at fair value as a consequence of the acquisition of Nikanor PLC:

         A summary of the assets and liabilities associated with the derivatives is as follows:

                                                                                                       As at            As at
                                                                                                   March 31, 2009 December 31, 2008
                                                                                                         $                $
         ---------------------------------------------------------------------------------------------------------------------------
         Current
         Foreign currency forward contract                                                                       -              (48)
         ---------------------------------------------------------------------------------------------------------------------------
                                                                                                                 -              (48)
         ---------------------------------------------------------------------------------------------------------------------------


12.      CAPITAL STOCK AND CONTRIBUTED SURPLUS

         (a) AUTHORIZED

                 1,000 common shares, par value $12.00 each 5,000,000,000 common shares, par value $0.10 each

         On January 12, 2009, the authorized share capital of the Company was increased from 300,000,000 to 5,000,000,000 common shares with a par value of $0.10.

         (b) WARRANTS

         The following table reflects the continuity of warrants during the three months ended March 31, 2009:


                                               Outstanding                                          Outstanding
                                Exercise price   December  Issued during    Exercised/ Expired       31, March
               Expiry date            (1)        31, 2008     the period     during the period          2009
         ----------------------------------------------------------------------------------------------------------
         November 20, 2011 (1)         CDN$8.50       3,966              -                      -             3,966
         ----------------------------------------------------------------------------------------------------------

          (1) The fair market value originally assigned to outstanding warrants was CDN$7,728 ($6,736). CDN$1,064 ($927) was transferred from warrants to capital stock and contributed surplus with respect to warrants exercised during the year ended December 31, 2007.

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

12.      CAPITAL STOCK AND CONTRIBUTED SURPLUS (Continued)

         (c) STOCK OPTIONS

         The following table reflects the continuity of stock options during the period:

                                                                                              Number of stock    Weighted Exercise
                                                                                                   options       Price per Share (1)
         ---------------------------------------------------------------------------------------------------------------------------

         Balance outstanding at December 31, 2007                                                     3,148,333                10.06
         Granted during the year                                                                      1,965,000                13.67
         Options issued to former Nikanor option holders                                                928,234                16.10
         Cancelled during the year                                                                     (525,881)               14.17
         ---------------------------------------------------------------------------------------------------------------------------
         Outstanding at December 31, 2008                                                             5,515,686                11.95
         Cancelled during the period                                                                   (530,000)               12.04
         ---------------------------------------------------------------------------------------------------------------------------
         Outstanding at March 31, 2009                                                                4,985,686                11.95
         ---------------------------------------------------------------------------------------------------------------------------

         (1) Denominated in Canadian dollars.

         During the three months ended March 31, 2009, there were no options granted pursuant to the Company's stock option plan. During the three month period ended March 31, 2008, 1,025,000 options were granted with an average exercise price of $14.77.

         During the three month period ended March 31, 2008, pursuant to the rollover offer made available to holders of Nikanor options and awards under the terms of the Nikanor acquisition, the Company also issued options as part of the Nikanor acquisition to former Nikanor option holders who participated in the option plan of Nikanor. Under Nikanor's option plan, the Company granted 928,234 options with an exercise price of $16.10.

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

12.      CAPITAL STOCK AND CONTRIBUTED SURPLUS (Continued)

         (c) STOCK OPTIONS (Continued)

         The following table summarizes the stock options outstanding at March 31, 2009:

                                                                                            Outstanding unvested
           Exercise Price per Share (1)          Expiry Date         Exercisable Options         Options (2)
         ---------------------------------------------------------------------------------------------------------
                       $4.10              January 17, 2011                           30,000                      -
                       $7.40              April 18, 2011                            675,000                108,333
                       $6.15              July 6, 2011                              233,334                 66,666
                       $6.00              July 9, 2011                              123,333                 61,667
                       $7.30              December 17, 2011                         433,334                 66,666
                      $12.81              April 1, 2012                               8,333                 16,667
                      $15.97              May 6, 2012                                 8,333                 16,667
                      $16.29              May 9, 2012                               100,000                      -
                      $17.50              June 3, 2012                                8,333                 16,667
                      $18.09              July 1, 2012                               16,667                 33,333
                      $14.61              December 5, 2012                          633,330                466,670
                      $14.77              January 24, 2013                          500,000                      -
                      $16.10              July 16, 2016                             702,376                      -
                      $16.10              September 24, 2016                         97,056                      -
                      $16.10              January 8, 2017                            71,763                      -
                      $16.10              March 28, 2017                             31,158                      -
                      $13.59              April 28, 2013                                  -                110,000
                      $13.25              April 30, 2013                                  -                 50,000
                      $11.47              May 14, 2013                                    -                 50,000
                      $10.50              August 14, 2013                                 -                250,000
         ---------------------------------------------------------------------------------------------------------
                                                                                  3,672,350              1,313,336
         ---------------------------------------------------------------------------------------------------------

          (1)  Denominated in Canadian dollars.
          (2) The aggregate fair value of these unvested options not yet charged to operations is CDN$5,974.

         The weighted average exercise price of exercisable options is CDN$14.95 and outstanding unvested options is CDN$14.86.

         (d) NIKANOR PERFORMANCE AWARDS

         In the offer made for the acquisition of Nikanor, it was agreed that the shares to be awarded as part of Nikanor's performance award plan (which is now cancelled) would be granted by the Company. As a result, the Company granted 241,176 common shares to former Nikanor employees. The fair value of each share awarded was $15.80, the market value of the Company's shares at the date of acquisition. The total fair value assigned to these awards was $3,811 and this has been included as part of the acquisition costs. These awards vest at a rate of 50% in years 3 and 4 after their grant date and the fair value will be accounted for in contributed surplus over the vesting period. If an employee should leave the Company as part of the merger process then the performance awards become exercisable on their leaving date and the full value assigned to their award will be recognized in contributed surplus immediately. If the future leaving date has been agreed with an employee, the vesting period has been changed to reflect the new leaving date.

         During the three months period ended March 31, 2009 there were nil awards exercised or cancelled. During the Comparative period ended March 31, 2008 33,189 of these awards were exercised as part of the arrangements applicable to former Nikanor employees.

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

13.      ASSET RETIREMENT OBLIGATIONS ("AROs")

         AROs arise from the acquisition, development, construction and normal operation of mining property, plant and equipment due to government controls and regulations that protect the environment on the closure and reclamation of mining properties. The following table details the items that affect the ARO:

                                                                     As at                           As at
                                                                 March 31, 2009                December 31, 2008
                                                                        $                              $
         ---------------------------------------------------------------------------------------------------------------
         Asset retirement obligation, beginning of period                          4,674                               -
         Arising from acquisition of Nikanor                                           -                           2,410
         Accretion capitalized                                                       102                             122
         Revision to estimate                                                          -                           2,142
         ---------------------------------------------------------------------------------------------------------------
         Asset retirement obligation, end of period                                4,776                           4,674
         ---------------------------------------------------------------------------------------------------------------

         The AROs which arose on the acquisition of Nikanor was recorded at fair value. Fair value was calculated by discounting the expected cash flows using a discount factor of 5% that reflected the credit adjusted risk free rate of interest applicable at the time of acquisition. The majority of the AROs relate to maintenance and monitoring of the site, earthworks, rehabilitation and reclamation of mining areas. The AROs were acquired at a fair value of $2,410.

         As at December 31, 2008, the Company reassessed its AROs resulting in the recognition of an additional liability of $2,142. The amount of $2,142 represents the present value of the revised obligations discounted at a rate of 14% that reflects the credit adjusted risk free rates applicable to the Company. It is anticipated that these costs will be incurred over a period of 5-30 years.


14.      RESTRICTED STOCK UNITS ("RSUs")

         Included on the Company's March 31, 2009 consolidated balance sheet is a payable of $61 related to 274,634 outstanding RSUs, (December 31, 2008 - $66 related to 324,634 RSUs). In three months ended March 31, 2009, 50,000 RSU's were cancelled to the Company's directors, senior officers, employees and consultants (three months ended March 31, 2008
         - nil).



15.      SALES AND COST OF SALES

                                                 Three Months Ended    Three Months Ended
                                                    March 31, 2009        March 31, 2008
                                                          $                     $
         ----------------------------------------------------------------------------------

         Copper                                                 27,782                    -
         Cobalt                                                 10,913                    -
         Cobalt concentrate                                      8,363               90,156
         ----------------------------------------------------------------------------------
                                                                47,058               90,156
         ----------------------------------------------------------------------------------

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

15.      SALES AND COST OF SALES (Continued)

         Cobalt concentrate sales relate to the DCP operation, acquired on January 11, 2008 pursuant to the acquisition of Nikanor. In accounting for the acquisition of Nikanor, the concentrate acquired was recorded at its fair value being its estimated selling price. Accordingly, cost of sales in the comparative period March 31, 2008 includes $65,696 representing the fair value increment assigned to the acquired concentrate all of which has been sold in the year ended December 31, 2008. As a consequence of this accounting, the difference between the estimated fair value and actual realized sales price has been included in the comparative period ended March 31, 2008 consolidated statement of operations.

         Copper, cobalt and cobalt concentrate sales are made under various sales agreements. Sales are made at a provisional price in the month of shipment with final pricing based on average copper and cobalt prices at a specified period as stated in the relevant sales agreement. At each reporting date, open provisionally priced sales which retain an exposure to future changes in commodity prices are marked-to-market based on London Metal Exchange (`LME') forward prices for copper and spot London Metals Bulletin (`LMB') prices for cobalt (due to the absence of a futures market), with adjustments being recorded in sales in the statement of operations and accounts receivable on the balance sheet. The marked-to-market gain for three months ending March 31, 2009 was $490 (March 31, 2008, nil) with a corresponding increase in accounts receivable.


16.      OTHER EXPENSES

                                                   Three Months Ended    Three Months Ended
                                                      March 31, 2009        March 31, 2008
                                                            $                     $
         -------------------------------------------------------------------------------------

         Foreign exchange (gain) loss                            (3,731)                 4,735
         Net derivative (gain) loss                                 (48)                 4,373
         Interest expense                                           218                      -
         Settlement of construction services
          contract                                               10,064                      -
         -------------------------------------------------------------------------------------
                                                                  6,503                  9,108
         -------------------------------------------------------------------------------------

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

17.      RELATED PARTY TRANSACTIONS

         Related parties and related party transactions not otherwise disclosed in these consolidated financial statements include:

         Related Parties

         Kamoto Operating Limited ("KOL"), a company incorporated pursuant to the laws of the DRC, has been appointed to act as the operator of the Kamoto project pursuant to the Kamoto Joint Venture Agreement and an operating agreement ("Operating Agreement") between KOL and the Company's subsidiary, KCC, executed on November 2, 2005. Current shareholders and a director of the Company are owners of KOL. The Operating Agreement establishes the terms and conditions pursuant to which KOL as operator will provide services to KCC in the planning and conduct of exploration, development, mining, processing and related operations with respect to the Kamoto Joint Venture Assets, including a management fee to be provided to KOL. Fees to the end of May, 2008 have been capitalized to mineral interests. From the commencement of commercial production on June 1, 2008, fees have been expensed to the consolidated statement of operations and comprehensive loss and deficit. Negotiations remain in place between KOL and Katanga for the acquisition of KOL and subsequent termination of the Operating Agreement, and update will likely be made in the second quarter of 2009. The statements represent the most likely outcome of those negotiations.

         Enterprise Generale Malta Forrest SPRL ("EGMF"), a company owned by George Forrest and which has Malta Forrest as a Director, both of whom have a beneficial interest in the Company, was involved in the sourcing and provision of goods and services (including construction and other resources), mining of one of the open pit ore bodies, civil work and the construction of a tailings dam.

         Malta Forrest, who is a Director and has a beneficial interest in the Company, provides consultation on corporate affairs in the DRC.

         Bateman Engineering N.V ("Bateman"), a company in the BSG Resources group who through Oakey Investment Holdings, is a major shareholder in the Company, and is engaged in the engineering and procurement of KOV and the Kamoto Project.

         DEM Mining SPRL ("DEM"), Dan Gertler holds an interest in the shares in DEM and has a beneficial interest in the Company. DEM were contracted to drill, mine and transport ore from the Tilwezembe mine to the crusher at the KZC plant. This contract finished in December 2008.

         La Generale des Carrieres et des Mines ("Gecamines"), a state owned and operated mining enterprise of the DRC, has a 25% minority interest in DCP and KCC. Both DCP and KCC are required to make royalty payments to Gecamines. In addition, DCP purchases goods and services from Gecamines in the normal course of business.

         Glencore International AG ("Glencore") is a major shareholder and is represented on the Board of the Company. Glencore entered into a 100% off-take agreement for concentrate sales with the Company and commencing January 1, 2009, pursuant to additional off-take agreements all copper and cobalt metal produced will also be sold to Glencore on market terms. Glencore has also provided funding to the Company in the form of convertible debt (note 4 and note 10).

         RP Capital ("RP Capital") is a major equity shareholder and under a relationship agreement with the Company holds one board seat. RP Capital has a beneficial interest in the Company with the funding they provided the Company in the form of the convertible debt of January 12, 2009. Cosaf, Ruwenzori and RP Explorer Funds are all part of the RP Capital Group.

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

17.      RELATED PARTY TRANSACTIONS (Continued)

         Xstrata Queensland Ltd ("Xstrata ") is identified as a related party on the basis Glencore holds a significant interest in the company at December 31, 2008, this interest represented 34.45% of the issued share capital. During the year, Xstrata has provided mining equipment and services to the Company.

         Transactions

         All transactions are in the normal course of business. The following table provides the total amount of the transactions entered into with these related parties:

                                                   Three Months Ended    Three Months Ended
                                                      March 31, 2009        March 31, 2008
                                                            $                     $
         ------------------------------------------------------------------------------------
         Purchases from related parties
         Bateman                                                       -                3,156
         DEM                                                         181                9,361
         EGMF                                                      8,774                6,112
         Gecamines                                                 2,541                1,670
         KOL                                                           -                2,262
         Malta Forrest                                                 -                   90
         Sales to related parties
         Glencore                                                  6,617               69,459
         ------------------------------------------------------------------------------------
                                                          As at                As at
                                                      March 31, 2009      December 31, 2008
                                                            $                     $
         ------------------------------------------------------------------------------------
         Amounts owed to related parties
         EGMF                                                      4,244                    -
         DEM                                                       1,206                3,690
         Bateman                                                   3,931                8,257
         Gecamines                                                    11                   13
         Glencore (convertible debt)                             202,464              162,885
         RP Capital                                               64,798                    -
         KOL                                                       3,704                5,116
         Xstrata                                                       -               14,608
         ------------------------------------------------------------------------------------
         Amounts owed by related parties
         Glencore                                                  7,311                7,454
         ------------------------------------------------------------------------------------

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

18.      COMMITMENTS

         The following table summarizes the Company's contractual and other obligations as at March 31, 2009.

                                                                                 Less than 1                              After 5
         Payments due by period                                         Total        year      1-3 years    4-5 years       years
         ---------------------------------------------------------------------------------------------------------------------------
         Property operating lease                                     $    2,604 $       868 $       1,736 $          - $          -
         Capital expenditure commitments                                  17,293      17,293             -            -            -
         Debentures payable (1)                                          159,772      12,884        25,838      121,050            -
         Long-term debt (1)                                              292,798           -       292,798            -            -
         ---------------------------------------------------------------------------------------------------------------------------

          (1) The total payable includes all interest costs to the date of repayment


         Glencore and the Company have signed an off-take agreement whereby, commencing January 1, 2009, all copper and cobalt produced will be sold to Glencore based on market terms.


19.      INCOME TAXES


         The following table reconciles the expected income tax recovery at the statutory income tax rate to the amounts recognized in the statements of operations:

                                                                                          Three Months Ended   Three Months Ended
                                                                                             March 31, 2009       March 31, 2008
                                                                                                   $                    $
         ---------------------------------------------------------------------------------------------------------------------------
         Loss before income taxes reflected in the consolidated statements of operations              (52,991)              (32,304)
         ---------------------------------------------------------------------------------------------------------------------------

         Expected income tax recovery at Canadian statutory rates                                      15,368                 9,530
         Effect of difference in foreign tax rates                                                      6,280                 2,909
         Effect of change in temporary differences not recognized                                      11,713                 2,790
         Permanent differences                                                                            856                 1,499
         Tax benefit of losses not recognized                                                         (34,444)               (2,059)
         Adjustment in respect of prior years                                                               -                   239
         ---------------------------------------------------------------------------------------------------------------------------
         (Provision for) Recovery of income taxes:                                                       (227)               14,908
         ---------------------------------------------------------------------------------------------------------------------------

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

19.      INCOME TAXES (Continued)

         The following tables reflect the future income tax asset and liability amounts at March 31, 2009 and December 31, 2008:

                                                                                                    As at              As at
                                                                                                March 31, 2009   December 31, 2008
                                                                                                       $                 $
         ---------------------------------------------------------------------------------------------------------------------------
         Future income tax assets
         Property, plant and equipment                                                                       18                  18
         Exploration and development                                                                     37,412              73,466
         Non-capital losses carried forward                                                             112,744              93,122
         Other                                                                                           27,685              53,220
         ---------------------------------------------------------------------------------------------------------------------------
                                                                                                        177,859             219,826
         Less: valuation allowance                                                                     (153,100)           (160,675)
         ---------------------------------------------------------------------------------------------------------------------------
         Total future income tax assets                                                                  24,759              59,151

         Future income tax liabilities
         Exploration and development                                                                    (24,076)            (21,640)
         Property, plant and equipment                                                                 (163,630)           (200,430)
         ---------------------------------------------------------------------------------------------------------------------------
         Total future tax liabilities                                                                  (187,706)           (222,070)
         ---------------------------------------------------------------------------------------------------------------------------

         ---------------------------------------------------------------------------------------------------------------------------
         Future income tax liabilities                                                                 (162,947)           (162,919)
         ---------------------------------------------------------------------------------------------------------------------------


         The future income tax asset of $24,759 primarily represents losses carried forward, to the extent these offset future tax liabilities arising in the same company.



         The Company has recorded a valuation allowance in respect of non-capital losses and other tax assets in the amount of $153,100 as at March 31, 2009 (December 31, 2008 - $160,675) as it is not considered to be more likely than not that the benefit associated with these losses and other tax assets will be realized prior to their expiry.



         Gross non-capital losses carried forward of $52,319 expired on the acquisition of Nikanor PLC. As at March 31, 2009, the Company had gross non-capital losses available for future use expiring in 2013 and thereafter of $384,147 (December 31, 2008 - $317,468).

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

20.       SEGMENTED INFORMATION


         The Company is engaged in mining, exploration and development and has assets and operations in Canada, the United Kingdom, South Africa and the DRC. For management purposes, results are reported at the corporate level (Canada, the United Kingdom and South Africa) and at the operational level in the DRC as described below:

                                                                                                      Operations in
                                                                                                        Democratic
                                                                                      Corporate      Republic of Congo    Total
         ---------------------------------------------------------------------------------------------------------------------------
         As at March 31, 2009
         ---------------------------------------------------------------------------------------------------------------------------
         Cash, cash equivalents and restricted cash                                          21,523            13,264        34,787
         Other assets                                                                        30,419         1,459,395     1,489,814
         ---------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                        51,942         1,472,659     1,524,601
         ---------------------------------------------------------------------------------------------------------------------------

         As at December 31, 2008
         ---------------------------------------------------------------------------------------------------------------------------
         Cash, cash equivalents and restricted cash                                          39,077             3,372        42,449
         Other assets                                                                        16,070         1,471,837     1,487,907
         ---------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                        55,147         1,475,209     1,530,356
         ---------------------------------------------------------------------------------------------------------------------------

         Three Months Ended March 31, 2009
         Revenue                                                                                  -            47,058        47,058
         Net income (loss)                                                                   (7,566)          (45,652)      (53,218)
         Interest income                                                                        157                 -           157
         Debenture interest                                                                  (3,704)                -        (3,704)
         (Provision for) Recovery of income taxes                                                 -              (227)         (227)
         ---------------------------------------------------------------------------------------------------------------------------

         Three Months Ended March 31, 2008
         Revenue                                                                                  -            90,156        90,156
         Net income (loss)                                                                  (11,528)           (5,868)      (17,396)
         Interest income                                                                      6,941               118         7,059
         Debenture interest                                                                  (4,721)                -        (4,721)
         Recovery of income taxes                                                                11            14,897        14,908
         ---------------------------------------------------------------------------------------------------------------------------

         Certain comparative figures have been reclassified to conform to the current year presentation.

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Expressed in thousands of US dollars, except per share amounts and as otherwise stated)

Three Months Ended March 31, 2009 and 2008
--------------------------------------------------------------------------------

21.      CONTRACT REVIEW

         On February 11, 2008, KCC received letters from the Minister of Mines for the DRC notifying both DCP and KCC of the DRC Government's position as a consequence of the review by the DRC Government of the mining rights which DCP and KCC hold. The letter from the Minister included a statement of terms upon which the Government proposes discussions be based upon to balance the partnership between the DRC and DCP and KCC. The Minister of Mines has notified the company that this review is now complete but subject to the finalization of the new Joint Venture Agreement between KCC, DCP and Gecamines.


         The mining concession on which the Company is currently operating and developing is located in the DRC. As a result the Company is subject to certain risks, including possible political or economic instability in the DRC, which may result in the impairment, loss of the mineral concession or renegotiation of the joint venture contract with Gecamines. Any changes in laws or regulations or shifts in political attitudes are beyond the control of the Company and may adversely affect its business. In relation to the DRC Commission appointed by the DRC Government to review mining agreements, the Company expects there to be no material adverse affect. However no assurance can be given as to the outcome of any future discussions or negotiations between DCP, KCC and the DRC Government or that either DCP's or KCC's security of tenure and ability to secure additional financing in the future may not be adversely affected so as to have a material adverse effect on its business, operating results and financial position.